Exhibit 8.2

December 9, 2004

Board of Trustees

North Penn Bank

216 Adams Avenue

Scranton, PA 18503-1692

RE:	Pennsylvania Tax Consequences of the

Reorganization of North Penn Bank

Gentlemen:

Statement of Facts

You have asked us to give certain limited opinions regarding certain Pennsylvania tax consequences to North Penn Mutual Holding Company (“MHC”), North Penn Bancorp, Inc. (“Bancorp”), and North Penn Bank (“Bank”), and the Bank’s depositors under the laws of the Commonwealth of Pennsylvania of the proposed mutual-to-stock conversion and reorganization (“Reorganization”) under which the Bank will convert from a mutual savings bank to a stock savings bank, pursuant to the Amended and Restated Plan of Reorganization and Minority Stock Issuance, adopted by the Board of Trustees of North Penn Bank on December 6, 2004. Details of the proposed transaction can be found in the “Summary” on Pages 1 through 15 of the Prospectus.

Background

You have previously received an opinion from Patton Boggs, LLP regarding the material Federal income tax consequences of the Reorganization (the “Federal Tax Opinion”). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the Reorganization qualify as tax-free reorganizations under Sections 368 (a) (1) (E) and Section 368(a) (1) (F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the MHC, Bancorp and the Bank, and Depositors of the Bank with a liquidation interest in the Bank will not recognize income, gain, or loss for Federal income tax purposes upon the implementation of the Reorganization.

RSM McGladrey Network

An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570 961-0345 Fax: 570 961-8650

www.mmq.com

Board of Trustees		December 9, 2004
North Penn Bank
[ 2 ]

Our opinion is based upon (1) the facts and circumstances attendant to the Reorganization, including the representations of the Bank, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal tax opinion, and (4) the assumption that the Reorganization will not result in the recognition of any gain or income on the books of the Bank, under generally accepted accounting principles.

Opinion

It is our opinion that under the laws of the Commonwealth of Pennsylvania, (a) the Bank will not recognize any net income or net loss for purposes of the Pennsylvania Mutual Thrift Institutions Tax (the “MTIT”) solely as a result of the Reorganization, provided the Bank does not recognize any net income or net loss under generally accepted accounting principles, applied as required by the law imposing such tax; and (b) Current Depositors of the Bank will not recognize any gain or loss for Pennsylvania income tax purposes solely as a result of the Reorganization, provided they do not recognize any gain or loss for Federal income tax purposes solely as a result of such transactions.

Our opinions herein are expressly limited to the MTIT, the Pennsylvania Personal Income Tax (“PIT”), and the Pennsylvania Corporate Net Income Tax (“CNIT”), and specifically do not include any opinions with respect to the consequences to depositors of the Bank of the implementation of the Reorganization under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequence to the Bank, of the implementation of the Reorganization under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liability under the MTIT, the PIT, or the CNIT attributable to events after the Reorganization.

Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. This opinion is limited to the effect of the income tax laws of the Commonwealth of Pennsylvania and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

Board of Trustees		December 9, 2004
North Penn Bank
[ 3 ]

Use of Opinion

This opinion is given solely for the benefit of the parties to the Reorganization, the depositors of the Bank, and may not be relied upon by any other person or entity or referred to in any document without our express written consent.

Consent

Finally, we hereby consent to the filing of this opinion as an exhibit to North Penn Bancorp’s Registration Statement on Form SB-2 (“Form SB-2”) to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Form SB-2.

/s/ McGrail, Merkel, Quinn & Associates

Scranton, Pennsylvania

December 9, 2004